Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of German American Bancorp, Inc. of our report dated February 27, 2024, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of German American Bancorp, Inc. for the year ended December 31, 2023, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus.

/s/ Crowe LLP
Crowe LLP

Indianapolis, Indiana

September 19, 2024